Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 1st Quarter 2017

April 20, 2017  // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Craig W. Kliethermes — President and Chief Operating Officer (RLI Insurance Company)

Todd W. Bryant — Vice President, Finance & Controller

Aaron H. Jacoby — Vice President, Corporate Development

Other Participants

Name	Affiliation

Randy Binner	FBR Capital Markets & Co.
Arash Soleimani	Keefe, Bruyette & Woods, Inc.
John Smith	William Blair & Company, LLC
Mark Dwelle	RBC Capital Markets LLC
Ian Gutterman	Balyasny Asset Management L.P.
Ken Billingsley	Compass Point Research & Trading, LLC
Kyle Kavanaugh	Palisade Capital Management, LLC

RLI CORP.

Moderator: Aaron Jacoby

April 20, 2017

10:00 a.m. (CDT)

Operator:  Good morning and welcome, ladies and gentlemen, to the RLI Corp. first-quarter earnings teleconference. At this time I would like to inform you that this conference is being recorded.

(Operator Instructions)

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially. These risk factors are listed in the Company's various SEC filings, including the annual Form 10-K, which should be reviewed carefully. The Company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing first-quarter results.

RLI management may make references during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses. RLI's management believes this measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other companies' definition of the operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the Company's website at www.rlicorp.com.

I will now turn the conference over to RLI's Vice President, Corporate Development, Mr. Aaron Jacoby. Please go ahead.

Aaron Jacoby:  Thank you. Good morning to everyone. Welcome to the RLI earnings call for the first quarter of 2017. Joining me on today's call are Jon Michael, Chairman and CEO; and Craig Kliethermes, President and Chief Operating Officer. Tom Brown, our Chief Financial Officer is out sick today, but Todd Bryant, our Vice President, Finance, and Controller, will join the Q&A session.

I'll provide the usual opening financial commentary this quarter before turning the call over to Craig, who will discuss operations and market conditions. Then we'll open the call to questions, and Jon will finish up with some closing comments. On to the quarter.

Last evening, we reported $0.44 of operating earnings per share. The combined ratio driving this result was a 93, modestly impacted by favorable net reserve releases of $5 million. Results varied across our 3 segments, and quarter-to-quarter variability was largely driven by reserve changes.

Starting with casualty. We reported a 106 combined ratio that included $3 million of net adverse development. The primary driver of this result was a continuation of adverse loss experience in our Transportation business, which experienced $9 million of prior year development in the quarter. This development was offset by about $6 million of favorable development in other casualty lines, most notably in general liability and executive products. The impact within transportation is mostly severity driven, and we are addressing it through both rate and underwriting actions, as Craig will discuss in more detail shortly.

From an underwriting profit perspective, our property and surety performance was outstanding this quarter. Property turned in a 76 combined ratio; and surety, a 64 combined ratio. The result for both segments was driven by strong underlying fundamentals and favorable reserve adjustments. Surety had net favorable development of $6 million, while property had favorable development of $2 million, entirely driven by our Marine line. Overall, our product portfolio continues to exhibit resilience and the benefits of diversification.

Turning to premium trends. Gross written premiums were down about 1% in the quarter, reflecting a challenging market and our previous announcement to curtail our writing of property treaty reinsurance and recreational vehicle businesses.

Our Property segment bore the brunt of this impact with premiums down 11%, although a decline of 2% exclusive of these 2 lines as growth in Marine of 13% helped to offset the continued soft pricing in the CAT-exposed coverages.

Casualty premium was up 2% but with various results by product and tempered a bit by a decline in transportation of 6% as we push to rate in this product. Surety premium was up 1%.

Turning to investments. It was an excellent quarter, with a 1.8% total return on the portfolio, with both stocks and bonds contributing positive results. Although there were not any significant rotations in the portfolio during the quarter, we continue to see a smaller gap between investable yields and current book yield, which should slow the trajectory of investment income declines moving forward. From a comprehensive perspective, underwriting and investments combined to advance book value per share by 4% in just the first quarter, inclusive of dividends. And with that, I'll turn the call over to Craig.

Craig Kliethermes: Thanks, Aaron. Good morning, everyone. As Aaron mentioned, we posted a combined ratio of 92.9 for the quarter, while top line dropped a little less than 1%. We faced some top line headwinds as we repositioned our portfolio to deliver underwriting margins in all phases of the market. We believe we've entered the softest part of the cycle, and we are still generating an underwriting profit for our shareholders. The market continues to be very challenging. We don't believe that the current loss cost and undisciplined underwriting environment is sustainable for the long term. However, we cannot control the market; we can only control our response to the conditions, by picking and choosing where to play. Our patience, discipline, strong balance sheet and well-diversified mix of products will continue to serve us well. Let me provide a little more detail by segment.

In casualty, the top line was up 2% while reporting a combined ratio of 106. The growth is coming from our management liability business, small commercial package business and some niche products in classes we added in the surplus lines space. The Casualty segment did report an underwriting loss for the quarter on a calendar year basis. We think loss cost inflation has picked up and can no longer be classified as benign. We have begun to see severity trends nearing 7% for most products that touch wheels based exposures. The good news is that we never gave up much rate in this space. Our transportation product is our largest wheel-based business and the most challenged by the current loss cost environment. This product has achieved rate increases every year since 2011, and we were able to achieve an 11% rate increase this past quarter. At the same time, top line was down about 6%. This is a good example of our low tolerance for margin slippage and willingness to address issues aggressively and without concern for top line. What we can't accomplish through rate, we will address through underwriting selection. We have been targeting problematic venues in the nonemergency medical class for the last 9 months and are making good progress. Although our calendar year results reflect some adverse development in wheels-related businesses, we believe that our book has and will perform better than the industry. As a testament to this and our diversified product portfolio, we continue to see very solid underwriting results coming out of our general liability, commercial and personal excess liability as well as our management liability products.

The property segment was down 11% for the quarter while positing a 76 combined ratio on a light CAT quarter. The combined ratio compares very favorably to recent first quarter results we have reported. This segment reflects a couple of underperforming businesses we began exiting late last year, including recreational vehicles and treaty catastrophe. This hurt our top line but is expected to help our bottom line result. Excluding the discontinued businesses, premium was only down 2% in this segment. Our Marine business is off to a good start in 2017, with 13% top line growth while recording an underwriting profit. The catastrophe-related businesses continue to be under rate pressure, albeit, slightly smaller decreases than we experienced the last several years. The exit of several businesses plus continued rate pressure on catastrophe-related business is exerting expense ratio pressures on this segment. We're addressing this through efforts to increase productivity where possible.

The Surety segment was up 1% on the top line while reporting a 64 combined ratio for the quarter, one of our best in recent history. We achieved good top line growth in half of the 4 major products in this segment and ran the table on an underwriting basis.

We continue to look and find opportunities while exiting accounts and programs where the risk has outgrown the reward. The competitive landscape is very challenging in surety. The feedback loop is too infrequent and has led to easy credit in a number of carriers expanding appetites. Consistent appetite and discipline will continue to differentiate us in this segment. Meanwhile, we continue to invest in technology and implement operational efficiencies to support the top and bottom line, widening our moat where possible.

Overall, the quarter's calendar year results are not where we would like to see them. We do not believe the current market conditions are sustainable for the long term, but regardless of market conditions, we will continue to do the things that allow us to outperform. We are relentlessly focused on underwriting profit, growing those products that make sense, getting rate where we can, pruning back where the market will not allow us to either price or select risk appropriately and achieving better claim outcomes than our competitors. We do have the benefit of a very broad and diverse portfolio products that are not highly correlated. This enables us to address the underperformers while harvesting the results of outperformers and picking our spots to take measured risk. Our diversification will make us even more resilient to market adversity. And most importantly, every RLI associate is aligned with shareholders because every one of them is an owner. I want to thank all the RLI owners for their hard work and challenge them to continue to lay the groundwork for our future success. I'll turn it back to Aaron. He'll open it up for questions.

Aaron Jacoby: Thanks, Craig. We can now open the call up for questions.

Operator:  (Operator Instructions) We'll go first to Randy Binner with FBR Capital Markets.

Randy Binner:  I just wanted to ask a clarification and then a couple of modeling questions on Craig's commentary there. Did you say that you're seeing loss cost inflation or severity in the 7% range on anything wheels based? And beyond that, you said -- I think you said loss cost inflation is broadly increasing in casualty lines, which seems maybe a little bit more negative than the commentary we're hearing elsewhere. So if you have specific classes where you're seeing that in particular, I'd be interested in hearing that.

Craig Kliethermes: Randy, this is Craig. I did say severity trends are nearing 7%. At least that's what we're seeing in our own data for wheels-based business. We haven't seen the pickup in our other casualty businesses as far as underlying loss cost trend, but obviously, we're watching that closely now. We have been fortunate that at least for our book of business, and I know this isn't what other people necessarily have reported, but we've actually seen decreases in frequency. I think it's starting to stabilize, but over the last 3 or 4 years, offsetting part of that increase in severity was decreasing frequency. And I think we've seen frequency start to level off. So now you're starting to feel the impact of really just the severity. You don't have an offset against that severity trend.

Randy Binner:  Okay. But outside of wheels-based, you're still seeing fairly benign loss trends. Is that correct?

Craig Kliethermes:  Well, I mean, our -- I would say that -- I mean, when we say benign, I don't think we're there at 0. I think they're low single digit. At least that's what we're assuming and what we're seeing.

Randy Binner: So if I think about the top line in the casualty segment, the way you characterize the market, because it's softening, is it -- would it be reasonable to expect that you might have to give up some share there and then possibly be able to take more share looking to 2018? Is it -- I mean, I know it's a little bit of a guidance question, but how painful is this maybe going to be on the top line versus other cycles, do you think, knowing what you know now?

Craig Kliethermes: Well, Randy, I mean, our focus on -- I mean, the focus that we talked about here was really driven into our transportation and wheels-based business. Most of that happens to be in the transportation business. We still are finding our spots and opportunities across other segments of our casualty --- or the products in our casualty division. I mean, I think I spoke to how diversified we are and how many products -- we have over 20 products in our casualty segment. So we are finding spots in there. I've seen some new businesses we're starting certainly in our package business and our management liability business. So we've seen opportunity and can continue to grow those spots. So I mean, there's going to be some that shrink and some that grow. Right now, I think the expectation is our transportation business, we're going to address the problem as that allows us to grow. That's great. But it'll probably be through rate; it won't be through exposures.

Randy Binner: Understood. And then just one on the general corporate expense lines. They seemed a little bit elevated in the quarter. Was there anything unusual there?

Todd Bryant: Randy, this is Todd. There were -- we do have some normal quarter-to-quarter fluctuations, but there was some nonrecurring consulting expenses that is spiking that up a bit in the first quarter.

Randy Binner:  Like $0.5 million?

Todd Bryant:  Probably a touch north of there, yes.

Randy Binner: Ok.  Thanks a lot.

Operator: We'll go next to Arash Soleimani with KBW.

Arash Soleimani:  Hi. Good morning. So on the adverse development we saw within casualty then, so was that exclusively from the New York nonemergency medical transit? Or were there other classes of commercial auto that, that came from as well?

Craig Kliethermes: Arash, this is Craig. I think at least half of it, maybe a little more than half came from the New York-New Jersey area. Not just exclusive to the nonemergency medical transit, but in that New York-New Jersey jurisdiction venues.

Arash Soleimani: Okay. So half of it was from New York-New Jersey area, but it was -- that was not just the -- so were there new areas of auto where you saw adverse this quarter that you did not see, I guess, in 3Q when you took adverse in auto?

Craig Kliethermes: Arash, as you know, we don't -- I mean, we don't get quite that refined when we look at our reserve studies. I mean, we certainly don't have enough data to do that by jurisdiction. But I certainly think that we are watching carefully plaintiff-friendly metro areas. I think that's an area that we're watching very carefully. We've seen some outside verdicts not just for us but for other people writing commercial auto in those spaces. So we're very careful and going to be very cautious in big metro areas that are plaintiff-friendly.

Arash Soleimani: Okay. And then it looks like the loss ratio in casualty, excluding CATs and releases, was around 67.5 this quarter, which is about 150 bips higher than what we saw in the first quarter of last year and also we saw last quarter. So is it fair to assume that you guys are just booking the current accident period loss picks higher going forward, so just to be conservative with the auto? Or is that number kind of just like a onetime number we're seeing in 1Q '17? I guess I'm just trying to say, is it fair to assume that you're just more conservatively booking that to avoid the kind of development that we saw in 1Q?

Todd Bryant:  Arash, this is Todd. I think if you look back over the past several years, first quarter typically, it's been in that 67 to 68 range. It certainly moves a little bit based on mix. Last year, we closed closer to 64. Certainly, actuaries take rate and trend into consideration when they develop it. So I don't think this quarter is -- on a current accident year basis, is really that much different.

Arash Soleimani:  All right. Well, I guess my question would be, why wouldn't it be higher going forward for auto, their current loss picks if, I guess, the situation there is worse maybe than initially assumed?

Todd Bryant:  It is. I mean, there is an uptick on the auto side, but there -- as Craig mentioned, there's about 20 different products within that casualty segment.

Arash Soleimani: Okay. I mean, could you talk about what some of the other products are where you're seeing the development? I mean, besides -- I know you said in New York and New Jersey, if not just the nonemergency medical, can you talk maybe what some of the other parts are of that?

Craig Kliethermes: Well, I mean -- Arash, this is Craig. And I mean, we exited the RV business late last year because we were seeing similar trends in that space, which was all wheels-based business. So we really aren't -- I mean, you have to deal with the runoff of that business but that we're going to be through that through the rest of this year. That's really the main focus that we've seen any kind of -- I'll say any elevated level that's been obvious.

Arash Soleimani:  Ok.  Well thank you very much for the answers.

Operator: We'll go next to John Smith with William Blair.

John Smith:  Good morning everyone. I just want to hit on the casualty accident loss ratio again real quick. And it was up 150 basis points year-over-year. You're saying that's more of just sort of natural variability as opposed to -- or is there some deterioration you're starting to see beyond commercial auto?

Todd Bryant: This is Todd again. I think you will have a bit of a mix change, again, as the products move around. So it's, accident year-wise, again, relatively close to where it was to start last year. But you will get a bit of a mix change. But I don't think beyond that -- and a little bit of impact on the wheels-based business, we're seeing significant differences between current year this year and current year last year first quarter.

John Smith:  Okay. And then just talking about the tax rate, it looks to be 25% for the quarter and has been 30% for the last several years. What's driving that?

Todd Bryant:  This is Todd again. It really is decrease in underwriting income that's taxed at 35%, so the tax preference items that make a bit more impact to that overall effective rate. There was a little bit of benefit with the excess tax benefits on stock comp that was -- that probably lowered it about 1.5 points to -- it'd have been probably 26.5% without that.

John Smith:  Ok.  Thank you.

Operator: We'll go next to Mark Dwelle with RBC Capital Markets.

Mark Dwelle:  Good morning. A number of my questions have been asked, but was there any notable CAT losses in the quarter? I know a number of people talked about some March development.

Craig Kliethermes: Mark, this is Craig. I think we had maybe $1 million total or less from just small sporadic CATs, but nothing concentrated and nothing even worth mentioning.

Mark Dwelle:  Okay. And then not to pound the casualty line any further, but so the overall decline was only in -- the only -- the overall premium decline -- or I'm sorry, the other way around, is a 2% increase, with a 6% decrease in the transportation-related lines. What proportion is transportation of the overall premium there? 20% or 25%, if I remember right?

Craig Kliethermes: That's correct, Mark.

Mark Dwelle: Okay. So the rest of the lines must have done kind of mid-single-digit growth rates on average in order to make that math work, if I'm thinking about that right.

Craig Kliethermes: Yes. I mean, I think I mentioned the -- I mean, we saw -- we continue to see some improvement in excess liability businesses. We've added a few products in our E&S space. They are helping because we didn't even have any premium last year because we just started them middle of last year. And then our package businesses continue to grow as well as our management liability businesses.

Mark Dwelle: Okay. And then lastly, on the property business, so the -- you'd said the -- excluding the exit of the RV and other lines, the property was down 2% from a premium standpoint. Was that mostly rate driven? Or is -- the rate was declining more than that, and then there were some growth, whether unit count or policy count that offset that?

Craig Kliethermes: Well, on the CAT side, certainly, the rates continued to decline. I think last year, they were more in the double-digit decline. We've seen maybe high single digits this year. So I mean, so far, it's -- I guess it's better and need to go the other direction obviously, we think. And then we mentioned, we grew a little bit in Marine, and I think that was more exposure based than rate driven.

Mark Dwelle:  Ok.  Those are all my questions.  Thank you.

Operator: We'll go next to Ian Gutterman with Balyasny.

Ian Gutterman: Hi. Thank you. I had a few questions on reserves as well. I guess, first, surety, the $6 million release, was bigger than normal? Anything -- and was there any one thing driving that or just everything is a little bit better than normal?

Craig Kliethermes: Ian, this is Craig Kliethermes. So I mean, basically, we had virtually hardly any claim activity in the quarter, at least no large claims whatsoever. As a matter of fact, we had a few takedowns. So that really drove it. Although I mean, you should understand, I think I said it in my remarks, but I mean, surety could be a volatile business. When you have a claim, it doesn't look as good. It -- we've historically had good results even when you had claims. But you don't get a -- and when you don't have claims, the absence of claims, you get a really outstanding quarter like we had this quarter.

Ian Gutterman: Perfect, great. Then on the casualty side, when I look back at just sort of typical Q1s over the years, it seems somewhere close to $10 million, call it high-single-digits million, of releases in a typical Q1. So even if I take out the adverse to $3 million favorable from the other lines you mentioned, seems a little bit lower than normal. Was -- is that just releases were a little bit less than normal on the other lines? Or was there something else that went a little adverse?

Craig Kliethermes: So Ian, I mean, I'll tie this into my comment about that we're being cautious that loss costs may not be benign, which I meant they're not going to be 0 or we don't think they're 0 anymore. I mean, I don't want to go into too much detail, but our process has always been to assume long-term loss cost inflation is impacting our business. We put that into our plan and to our quarter's loss ratios, certainly the current loss ratios. And obviously, if the loss cost inflation is lower than our assumption, we see favorable development. And we do also take a very conservative approach to that. And we've seen a lot of favorable development in the past. And we would say there might be an inkling of -- a hint that they're not as benign. And what that would mean is that you might not see as much favorable development as you had in the past. And that might be the first indicator -- even though it's mainly not obvious in the rest of your data, it might be an indicator that they're not as benign as they have been in the past. So that would be my answer to that question, I think.

Ian Gutterman:  That makes a lot of sense. I suspect you won't be the only ones noticing that. And then just to come back on the wheels, I guess just can you remind me a little bit about how, process-wise, you do things? I mean, there's a lot of companies who -- I think the sort of stereotypical with things, you do a deeper dive at year-end than a lot of  companies in Q1 as sort of you already took your deep dive so you kind of -- unless there's really some adverse cases, you wouldn't see a lot of movements. So is that typically how you do things? Or do you tend to sort of take each quarter about the same and not do anything more special at year-end than you would in Q1?

Craig Kliethermes:  Well, when you say deep dive, I'll tell you that at RLI, we take a deep dive every quarter in regards to understanding our results and trying to figure out where we're at, where we stand. I guess that's the fortune of being a medium-sized company, is there's nowhere to hide here, and the guy that's underperforming, it's pretty obvious to everyone. So they get a lot of attention. So certainly, we're very cautious and watchful of this because as you guys know, third quarter, we reported some challenges then. But we've been watching very closely since then. So I wouldn't say we're doing any more deep dive than we typically do when we have a problem or when we have a challenge that we're trying to address. So -- and that's how we approach this quarter with that. And we're going to continue to be conservative and address the issues very aggressively. And if that it comes at the cost of the top line that comes at the cost of top line.

Ian Gutterman: Absolutely, absolutely. And then just want to -- switching topics real quick. Maui Jim, looked like you had a very strong quarter. Anything one-time in that growth? Or is that sort of they're just doing better, and hopefully, the results continue better than prior year?

Todd Bryant:  Ian, they did. This is Todd. They did start the year off pretty good. So I don't think there's anything necessarily unique there. We'll see how the rest of the year plays out.

Ian Gutterman:  Great.  Thanks so much.

Operator: We'll go next to Ken Billingsley with Compass Point.

Kenneth Billingsley: I wanted to follow up on Ian's surety question. Just from a project standpoint, are you seeing anything developing on infrastructural or national projects? Have they stalled? Is that one of the reasons you didn't see any claim activity this quarter? And what are your expectations through the rest of the year?

Craig Kliethermes: Ken, just to be clear on the -- if you're talking about infrastructure like roads, highways, bridges, we don't actually do a lot of that type of business. Ours is mostly private buildings, construction. And that really is more tied to whether we see opportunity or not in, let's say, the construction – or in the contract surety space as well as the construction liability space. But we have continued to see private investment in buildings go up. Government investments in buildings, not so much. And I don't think we've seen any impact so far of a push towards infrastructure. I don't know that they've actually gotten anything started yet on that front.

Kenneth Billingsley: And on the private side, is most of that from, like, residential? Or is it more office space, retail?

Craig Kliethermes: That's office, commercial, things like that. Not very much residential.

Kenneth Billingsley: Okay. And then on the statutory surplus, looks like you guys moved it up back up to where you were in the first quarter of '16 already this year. Could you just talk about where you guys feel comfortable taking the premiums, the surplus ratio? Where is a comfortable level given current market conditions and top line growth expectations?

Craig Kliethermes: This is Craig. I mean, I think we're capitalized pretty well right now for the risk that we're taking. I think we're just going to continue to wait and see how the year goes. As far as if there's some more opportunity, obviously, we'd love to find ways to use the capital by growing smart or even finding something to acquire. But obviously, it takes a lot of patience, and especially in this market, it's not as easy. So -- but we feel pretty good about where we're at currently. We could obviously expand that a little bit as far as a little more leverage.

Kenneth Billingsley:  Very good.  Thank you for taking my questions.

Operator: (Operator Instructions) We'll go next to Kyle Kavanaugh with Palisade Capital.

Kyle M. Kavanaugh:  Hi. Good morning. Could you just give -- explain the reasons for the increase in severity and what's driving that rate increase?

Craig Kliethermes: Kyle, this is Craig Kliethermes. I'll give you my -- our theory. And from the collection of claims people, underwriters that we've gotten together and talked about it, at least as it relates to auto, clearly, in the commercial auto space, in particular in the business where we're at, we've had for a while, an experienced driver shortage. And I think that you also have -- obviously, you've heard increased traffic congestion as well as more distracted drivers, although I don't -- I think it's more -- from our perspective, we see more distracted pedestrians than distracted drivers.

As we say, our drivers are mostly distracted every day because they're driving people around, and there's a lot of things going in their vehicle at the same time, and they've got to be aware of the road. But we think that. And then we think that the plaintiffs are...

Kyle M. Kavanaugh: Isn't that related more to the frequency than severity, though?

Craig Kliethermes: Not when a plaintiff's attorney is involved. And so we also think there's been a willingness to get -- I think the plaintiff bar has become much more aggressive in this space when they find an opportunity. A big truck, a big bus, those are easy targets, especially if they hit a pedestrian even if the pedestrian was looking at their phone as they were walking through the crosswalk, we've had several of those. Even though there's nothing our bus driver we thought had done that was his fault, jury found otherwise.

So -- and I think that the plaintiff bar has become very aggressive in -- particularly in certain metro areas where you have more congestion, you have more drivers, more -- or more distracted pedestrians, and we certainly are seeing that. That's what's driving the severity, is -- and they're willing to roll the dice, go up the courthouse steps. And before, they used to be willing to settle on the courthouse steps. I think they're willing to roll the dice in front of a jury because they have gotten emboldened by a few big verdicts, particularly in the commercial auto space. So it's a lot harder to get those cases settled before they go through the door. And then you -- in certain jurisdictions, you are rolling your dice with a jury that maybe is a little more willing to transfer wealth than they were in the past.

Kyle Kavanaugh: Okay. And do you think for your industry, how would -- you describe the industry, not just yourselves, in terms of adapting to these changes? Or do you think that the industry is making appropriate strides in pricing correctly? Or do you think it takes, like, several more quarters or a year?

Craig Kliethermes: Well, yes. I mean, there's -- obviously, the industry is trying to address it through rate, and they're getting a lot more rate as we -- I don't think rate alone is going to do it unless people are prepared to pay 10% or 7% more every year for their insurance, which typically isn't the case. So I think it's got to be addressed in different ways. I'm hopeful that someday we'll end up with some tort reform out of this, but I'm not hopeful that that's going to happen anytime soon. But we're trying to address it and combat it through some loss control measures, obviously, refining our appetite in certain jurisdictions, as I mentioned, and venues. And we've got some things we're working on the claims side. I don't want to talk too much detail about what we're trying to do, but trying to combat and get ahead of the game of some of these more aggressive plaintiffs' attorneys in these venues. So...

Kyle Kavanaugh:   Ok.  Thank you.

Operator:  If there are no further questions, I will now turn the conference back to Mr. Jonathan Michael.

Jonathan Michael:  Thank you all for attending. We had a 92.9 combined ratio when one of our segments, casualty, produced 106 combined. That's a testament, as Craig said, to how our diversified portfolio helps to maintain positive underwriting results. Book value advanced 4% for the quarter. The pledge is that we'll continue to do our disciplined underwriting approach to produce continued and more positive results in the future. Thanks for attending. Talk to you next quarter.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1 (888) 203-1112, with an ID number of 1652577. This concludes our conference for today. Thank you all for participating, and have a nice day. All parties may now disconnect.

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